SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2011

WATTS WATER TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-11499	04-2916536
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845

(Address of Principal Executive Offices) (Zip Code)

(978) 688-1811

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 1, 2011, Watts Water Technologies, Inc. (the "Company") and Watts Industries Deutschland GmbH, an indirect wholly-owned subsidiary of the Company ("Watts Germany"), entered into a share and asset sale and purchase agreement (the "Sale and Purchase Agreement") with Danfoss International A/S (the "Seller") and Danfoss A/S (the "Seller Parent"). Pursuant to the Sale and Purchase Agreement, Watts Germany will purchase all of the outstanding share capital (the "Danfoss Shares") of Danfoss Socla S.A.S., a wholly-owned subsidiary of the Seller ("Danfoss Socla"), and the related water controls business (the "Danfoss Assets") of entities controlled directly or indirectly by the Seller Parent (the Danfoss Shares, together with the Danfoss Assets, the "Danfoss Business"). Danfoss Socla is a manufacturer of water protection valves and flow control solutions for the water market and the heating, ventilation and air conditioning market. Danfoss Socla is based in France and its products are distributed worldwide for municipal, industrial, commercial and residential use.

Under the terms of the Sale and Purchase Agreement, Watts Germany has the option, in its sole discretion on or before the later of (i) April 22, 2011 and (ii) the third business day after the date on which certain confirmatory due diligence is completed, to purchase certain assets of the Seller Parent's Shanghai affiliate (the "Shanghai Purchase Option"). If Watts Germany exercises the Shanghai Purchase Option, Watts Germany will pay an aggregate of EUR 120.0 million (approximately $170.0 million based on the current exchange rate of Euro to U.S. Dollars), subject to working capital and related adjustments, for the Danfoss Business. If Watts Germany does not exercise the Shanghai Purchase Option, Watts Germany will pay an aggregate of EUR 117.0 million (approximately $165.8 million based on the current exchange rate of Euro to U.S. Dollars), subject to working capital and related adjustments, for the Danfoss Business. The Company intends to fund the transaction with Euro-based borrowings under the Company’s credit facility and cash on hand.

The terms of the Sale and Purchase Agreement were determined on the basis of arm’s-length negotiations.  Neither the Company nor Watts Germany has previously had any material relationship with Danfoss Socla, the Seller or the Seller Parent.

The Sale and Purchase Agreement provides for customary representations, warranties and covenants by Watts Germany, the Company, the Seller and the Seller Parent, as well as a five-year non-compete and a two-year non-solicitation applicable to the Seller Parent and its affiliates.  Certain of the Seller’s and the Seller Parent’s indemnity obligations in favor of Watts Germany and the Company apply only with respect to aggregate liabilities in excess of specified thresholds, are subject to caps and are effective only for specified periods of time.  The consummation of the acquisition is subject to customary closing conditions.

A copy of the Sale and Purchase Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference as though fully set forth herein.  The foregoing summary of the Sale and Purchase Agreement and the transactions contemplated thereby is qualified in its entirety by the complete text of the Sale and Purchase Agreement.  The Sale and Purchase Agreement has been included to provide information regarding its terms.  It is not intended to provide any other factual information about the Company or the Danfoss Business.  Such information can be found in the public filings the Company makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov and in the Investor Relations section of the Company’s website at www.wattswater.com.

Item 8.01 Other Events

The information contained above under Item 1.01 is incorporated herein by reference.  The full text of the press release issued in connection with the announcement of the Sale and Purchase Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)        Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2011	WATTS WATER TECHNOLOGIES, INC.

	By:	/s/ Kenneth R. Lepage
Kenneth R. Lepage
General Counsel

EXHIBIT INDEX

Exhibit No.	Title

2.1*	Share and Asset Sale and Purchase Agreement dated as of April 1, 2011 by and among Danfoss A/S and Danfoss International A/S and Watts Water Technologies, Inc. and Watts Industries Deutschland

99.1	Press release dated April 1, 2011

*Watts Water Technologies, Inc. hereby agrees to furnish a supplemental copy of any omitted schedule or similar attachment to this agreement to the Securities and Exchange Commission upon its request.

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